Exhibit 99.1

NEWS RELEASE

Contacts:
Ray Leonard President and Chief Executive Officer 713-353-9445

Anne Pearson / Jack Lascar Dennard-Lascar Associates 713-529-6600

Hyperdynamics Receives Presidential Decree Implementing the

Second Amendment to the Production Sharing Contract

HOUSTON, September 22, 2016 - Hyperdynamics Corporation (OTCQX: HDYN) today announced that it has received notice of a Presidential Decree signed by the President of the Republic of Guinea, Alpha Conde, implementing the Second Amendment to its Production Sharing Contract approved by the government on September 15, 2016.

“The signature by Guinea’s President Conde implementing the Second Amendment to our Production Sharing Conract is the final step that clears the way for Hyperdynamics to resume exploration of Guinea’s vast and largely untested hydrocarbon resource potential as Operator and 100% owner of our concession,” said Hyperdynamics President and Chief Executive Officer, Ray Leonard.

The Second Amendment extends the term of the Production Sharing Contract through September 22, 2017 and confirms that the Company is the 100% interest holder and Operator of the Production Sharing Contract. Hyperdynamics retains an area of 5,000 square kilometers in the Guinea offshore. The Company is obligated to drill one exploratory well with a projected commencement date of April 2017, with additional wells optional.

About Hyperdynamics

Hyperdynamics is an emerging independent oil and gas exploration company that is exploring for oil and gas offshore the Republic of Guinea in West Africa. To find out more, visit our website at www.hyperdynamics.com.

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HDY-IR